Exhibit 10.16

(English Translation)

Supplementary Agreement to Premises Lease Agreement

Lessor (Party A): Guangzhou Panyu District Guang Lv Industrial Co. Ltd.

Lessee (Party B): Guangzhou Organic Region Agriculture Co. Ltd.

After full negotiation, the Parties have agreed on the following terms which shall have equal binding legal effect as the Lease Agreement:

1.

Lease Term.  The lease term is five years from May 1, 2007 to May 1, 2012.  After expiry of the lease term, Party B has a priority to lease the premises under the same conditions.

2.

Method for Calculating Rental.

From May 1, 2007 to April 30, 2009, the total fee shall be RMB18/m², among which the rental is RMB16/m² and the property management fee is RMB2/m².

From May 1, 2009 to April 30, 2010, the total fee shall be RMB19.46/m², among which the rental is RMB17.3/m² and the property management fee is RMB2.16/m².

From May 1, 2010 to April 30, 2011, the total fee is RMB21.03/m², among which the rental is RMB18.7/m² and the property management fee is RMB2.33/m².

From May 1, 2011 to May 1, 2012, the total fee is RMB22.72/ m², among which the rental is RMB20.2/m² and the property management fee is RMB2.52/m².

3.

Comprehensive management fee includes elevator fee, security administration fee, cleaning charge, lighting fee, security guard charge, virescence fee and maintenance fee of public facilities.

4.

Party A shall provide 30 kv electricity to Party B.  Party B will pay the electricity fee according to the used amount recorded by ammeter plus those amount which is publicly allocated for each lessee.  Party A will withhold such fees and the standard of charge is subject to the local standard.

5.

Party A shall provide water to Party B.  Party B will pay the water usage fee according to the used amount recorded by water meter.  Party A will withhold such fee and the standard of charge is subject to the local standard.

6.

Party B shall takes responsibility for the properties safety located in the leased premises.

7.

After execution of this Agreement, Party A agrees that Party B may start to decorate the premise and will coordinate Party B for the decoration and provide necessary assistance.

8.

Party A shall issue the invoice for monthly rental to Party B.

9.

The devices in the premises delivered by Party A to Party B shall subject to the stipulations by the contract.  During the lease term, Party A shall provide the basic fire fighting devices to Party B.  Party A is responsible for the annual inspection, indoor installation and examination and acceptance of such fire fighting devices and bear respective fees.  Party B is responsible for the industrial fire fighting.

10.

During the lease term, if Party has caused damage or lose to leased premises due to its manmade reasons, it shall recover (including repair and maintenance) the damages on its own expenses.  When the leased premises cannot be used normally by Party B due to the reasons of force majeure, Party A shall timely repair the premises on its own expenses.  During the repair and maintenance, Party B is entitled to suspend to pay the rental.

11.

During the lease term, Party A shall coordinate and provide relevant documents (including but not limited to fire inspection report, ownership certificates of land and premise) required by the Administration of Commerce and Industry (“AIC”) to Party B within one month after delivering the premises and provide necessary assistance, when Party B applies for the AIC license and local/national tax registration certificates.  If Party A does not provide necessary assistance, Party A shall bear liabilities for breach of contract.

12.

During the lease term, Party B shall run its business according to law and take safety production measures.  Its environmental protection and fire fighting shall comply with the requirements by the local regulations.   Party B shall also pay the relevant fees and charges arising from the operation according to the national laws and regulations.  Otherwise, Party B shall undertake all the economic losses and bear other liabilities, which shall be irrelevant to Party A.

13.

During the lease term, Party B shall pay the employees’ salaries fully and punctually.  If there’s any labor disputes between Party B and its employees, Party B shall get them settled down within 30 days.  Otherwise, Party A is entitled to report to competent labor authority.

14.

Liability of Breach of Contract

1)

Party A shall notify Party B in writing three months in advance if Party A intends to terminate the Contract during the lease term.  If Party B so agrees in writing, Party A shall return the deposit to Party B unconditionally and further pay Party B twice deposit as liquidated damages.  If Party B disagrees, the Contract shall remain effective.

2)

Party B shall notify Party A in writing three months in advance if Party B intends to terminate the contract during the lease term.  If Party A agrees in writing, the Contract will be terminated, and the rental during such notice period shall still be paid as usual, however,  Party A will not return the deposit for the lease.  If Party B disagrees, the Contract shall remain effective.

3)

If Party B pays the rental in delay, it shall pay Party A the late fee in the amount of 1% of the rental for each day in delay.  In case B pays the rental in delay for more than two months, which will be deemed as a material breach of the contract by Party B, Party A is entitled to terminate the Contract without returning the deposit to Party B and take back the leased premises.  Party B shall leave the premises immediately and may not damage the leased premises, otherwise Party B shall compensate for the damages, if any.

4)

During the lease term, upon negotiation by the Parties, Party B may sublease the premises to a third party on condition that it has obtained written permission from Party A and Party A’s interests are not damaged.  Sublease of the premises by Party B to a third party without consultation with Party A shall be deemed as breach of contract by Party B.

5)

All the premises and site use rights within the buildings within the lease term shall be managed by Party B.  Party B may not change or damage the structure of the premises at will.  If necessary for change, Party B shall make a request with Party A.  Even so, Party A may not start to change the structure of the premise until it has obtained permission from Party A.  Party B shall bear the costs and expenses for the change.  The immovable structure (limited to concrete, walls, and wires) reconstructed or added by Party A shall be owned by Party B free of charge upon the expiry of the lease term, while the movable properties (aluminum alloy windows and doors, and bolts, etc.) can be removed by Party B within the agreed time limit.

6)

During the lease period, Party B shall strictly observe the laws of the People’s Republic of China, and may not engage in any illegal business or set any prohibited devices.  Any violation by Party B will be deemed as breach of the contract, with all liabilities or disputes therefore incurred irrelevant to fault of Party A.

15.

During the lease term, Party A and Party B shall comply with the expropriation or the other governmental action.  Party B will move promptly and unconditionally.  Party A will refund the retainer.  Party B is entitled to have the compensation for removal by government, Party A is entitled to have the compensation for land and building.

16.

This Agreement is made and entered into in two (2) copies with each party holding one.

17.

This Agreement becomes effective upon the execution by both parties.

Lessor: Legal Representative: Tel:	Lessee: Legal Representative: Tel: Execution Date: